Exhibit 10.48

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made and entered into effective as of date on which Executive commences employment with Company (the “Effective Date”), which is expected to be March 23, 2026, by and between Neuronetics, Inc. (“Company”) and the individual set forth on the signature page (“Executive”).

RECITALS

WHEREAS, in order to encourage Executive’s acceptance of employment and continued dedication to Company, the Board of Directors of Company (the “Board”) desires to provide Executive with severance benefits following certain terminations of employment;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and obligations set forth below, the adequacy and sufficiency of which are hereby acknowledged, Company and Executive hereby agree as follows:

1.Term of Agreement.  The “Term” of this Agreement will begin on the Effective Date and continue until the earliest of: (i) termination of Executive’s employment by Company for Cause, by Executive without Good Reason, or due to Executive’s death or Disability; (ii) if Executive becomes entitled to benefits, payment of all benefits to which Executive is entitled under this Agreement and satisfaction of all other obligations of Executive and Company with respect to this Agreement, including Executive’s obligations pursuant to the Restrictive Covenant Agreement (as defined herein); and (iii) termination pursuant to Section 11 of this Agreement.
2.At-Will Employment. Company and Executive acknowledge that Executive’s employment will continue to be at-will as defined under applicable law, and either Company or Executive may terminate the employment relationship at any time and for any reason. If Executive’s employment with Company terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards, or compensation other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed business expenses, and as provided by this Agreement.
3.Termination.
3.1Cause.  Company in its sole discretion, may terminate Executive’s employment and cancel all of Company’s obligations under this Agreement for Cause at any time.  The term “Cause” shall mean the occurrence of one or more of the following events: any (a) act of fraud, embezzlement, or theft; (b) willful disregard of Company rules, policies, or procedures or of the assigned duties of Executive or directions of the CEO or the Board (other than due to physical or mental illness or Disability), which has not been corrected (to the extent correctable) within thirty (30) days of Executive receiving a written notice for substantial correction from Company; (c) gross negligence, meaning an act or omission exhibiting a conscious indifference or disregard of Company rules, policies, or procedures or of the assigned duties of Executive, which has not been corrected (to the extent correctable)

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within thirty (30) days of Executive receiving a written notice for substantial correction from Company; (d) breach of fiduciary duty for personal gain during the course of Executive’s employment with Company; (e) commission by Executive of a felony; (f) intentional act or intentional failure to act by Executive which reasonably could be expected to have a material adverse effect on Company’s business, reputation, or operations, which has not been corrected (to the extent correctable) within thirty (30) days of Executive receiving a written notice for substantial correction from Company; or (g) determination that Executive intentionally omitted any requested information or falsified any disclosed information either in Executive’s resume or during Executive’s interview process with Company. Whether an event constituting “Cause” exists, and whether that event is correctable, shall be determined in the sole discretion of Company.

In the event Company elects to terminate Executive’s employment in accordance with this Section, such termination shall be without prejudice to any other remedy to which Company may be entitled under law, equity, or this Agreement. Furthermore, the termination will be effective as of the date of the original written notice of termination and neither party shall have any further obligation to the other (including the payment of any severance benefits by Company to Executive) except for Executive’s obligations set forth in the Restrictive Covenant Agreement, which will remain in full force and effect.  Specifically, should Company terminate this Agreement for Cause, Executive shall not be entitled to any further compensation other than Executive’s earned but unpaid base salary (at the annual rate then in effect), any expense reimbursements to be paid in accordance with Company policy, and payments for any accrued but unused vacation or paid time off in accordance with Company’s policies and applicable law (the “Accrued Amounts”) up to the effective date of termination of employment with Company (the “Termination Date”).

3.2Resignation without Good Reason.  Executive may resign Executive’s employment without Good Reason at any time.  Executive shall not be entitled to any further compensation other than the Accrued Amounts up to the Termination Date. Company, in its sole discretion, may elect to have Executive immediately cease providing services to Company upon receipt of Executive’s notice of resignation; provided, however, Company shall pay the Accrued Amounts through the Termination Date. If applicable, Executive will strive to provide the Company with at least six (6) month’s written notice of Executive’s anticipated retirement date. The Company and Executive will collaborate in good faith regarding Executive’s specific retirement date and transition of Executive’s responsibilities. In the discretion of the Board, the Company may accelerate Executive’s retirement date and/or transition of responsibilities as it determines to be in the best interest of the Company to ensure an appropriate transition to Executive’s successor. Such an acceleration, if any, shall not change or otherwise affect the categorization of Executive’s termination of employment as a retirement.
3.3Without Cause or Resignation for Good Reason.

(a)Executive’s employment may be terminated at any time by Company, without any requirement of Cause, upon delivery to Executive of thirty (30) days’ prior written notice of its intention to terminate Executive’s employment (the “Termination Period”). Company, in its sole discretion, may elect to have Executive immediately cease providing services to Company during the Termination Period; provided,

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however, Company shall pay the Accrued Amounts through the end of the Termination Period, whether or not Company elects to continue Executive’s services during all or a portion of the Termination Period.

(b)Subject to the terms and conditions of this Agreement, in the event of (A) Executive’s termination of employment by Company without Cause, or (B) Executive’s resignation for Good Reason, Executive’s obligations pursuant to the Restrictive Covenant Agreement will remain in full force and effect. Executive and Company also agree that in the event Executive’s termination or resignation in accordance with this Section constitutes a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h), Company, in addition to the Accrued Amounts for the Termination Period, will provide Executive:

(1) severance at a rate equal to Executive’s monthly base salary in effect at the time of such termination or resignation for a period of twelve (12) months (the “Severance Period”);

(2)any unpaid annual incentive bonus, if any, determined in Company’s sole discretion in accordance with the incentive bonus program established by Company for senior Executives of Company (the “Incentive Bonus”), payable to Executive for the fiscal year that ended immediately preceding Executive’s termination of employment, regardless of any requirement that Executive be employed on the date of payment;

(3)payment of a prorated annual incentive bonus for the year in which the termination of employment occurs based upon the Company’s achievement of the performance metrics for such year, paid at the same time as bonuses are paid to other similarly situated employees and in accordance with the Company’s standard payroll practices; and

(4)if Executive (and Executive’s spouse or dependents, as applicable) timely elects to continue health, dental, and/or vision coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Company will pay the full premium cost associated with such COBRA continuation coverage consistent with such coverages as are offered to then active Executives until the earliest to occur of (i) the expiration of the Severance Period; (ii) the date Executive first becomes eligible for health, dental, or vision coverage with a subsequent employer; (iii) the date Executive is no longer eligible for continuation coverage under COBRA; or (iv) the date Executive violates the provisions of the Restrictive Covenant Agreement. Notwithstanding the foregoing, if Company determines that it cannot provide the benefit required by this Paragraph (4) without potentially violating applicable law (including Section 2716 of the Public Health Service Act) or incurring an excise tax, Company shall in lieu thereof provide to Executive a taxable monthly payment for the period described herein in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s dependents’ COBRA continuation

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coverage based on the premium for the first month of COBRA continuation coverage; and

(5) all outstanding, unvested restricted stock, stock options, and other equity incentives awarded to Executive by the Company with a vesting date occurring on or prior to December 31st of the year in which the termination of employment occurs will become immediately and automatically fully vested and exercisable (as applicable).

(c)“Good Reason” means Executive’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) following the initial existence of one or more of the following conditions arising without Executive’s consent:

(1)a material adverse change of Executive’s position with Company that reduces Executive’s title, level of authority, duties, and/or responsibilities from those in effect immediately prior to the reduction (other such reductions occurring in connection with Executive’s previous notice to the Company of Executive’s separation of service from the Company without Good Reason);

(2)a reduction in base salary or target incentive compensation opportunity, excluding such reductions applied to similarly-situated senior corporate officers of Company;

(3)any failure to provide that Executive is eligible to participate in Company benefit plans on a basis that is generally comparable to similarly-situated senior corporate officers of Company; or

(4)any action or inaction that constitutes a material breach by Company of any employment agreement between Executive and Company, if applicable, or a material breach of this Agreement (including a failure to assume this Agreement by any successor to Company).

Within 30 days following the initial existence of a condition described above, Executive must provide written notice to Company of the existence of the condition, and Company must fail to remedy the condition within 120 days of receipt of such notice. If Company fails to remedy the condition, Executive must separate from service with Company within 30 days of the end of the 120-day cure period. If Executive does not separate from service with Company within such 30-day period, Executive will not have incurred a separation from service for Good Reason.

3.4Change in Control.

(a)For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Neuronetics, Inc. 2018 Equity Incentive Plan, as may be amended or replaced from time to time (the “Equity Plan”); provided, however, that if any amounts under this Agreement are determined to be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then a transaction will

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not be deemed a Change in Control for purposes of this Agreement unless the transaction qualifies as a change in control event within the meaning of Code Section 409A.

(b)Subject to the terms and conditions of this Agreement, if, during the three (3) month period immediately preceding, through the twelve (12) month period immediately following, the occurrence of a Change in Control, (A) Company terminates Executive’s employment without Cause, or (B) Executive resigns for Good Reason, Company will provide Executive:

(1)the amounts described in Subparagraphs (1), (2), and (3) of Section 3.3(b) of this Agreement; provided, however, that the Severance Period shall be extended to eighteen (18) months;

(2) an amount equal to Executive’s target Incentive Bonus for the fiscal year of Executive’s termination of employment; and

(3) immediate and full vesting (and the ability to exercise, if applicable) of all outstanding unvested restricted stock, stock options, and other equity incentives awarded to Executive by Company.

In the event Executive is entitled to payments pursuant to this Section 3.4, then this Section shall supersede Section 3.3 of this Agreement.

3.5Death; Disability.  In the event Executive’s employment ends due to Executive’s death or Disability, this Agreement shall terminate and Executive shall not be entitled to any further compensation under this Agreement other than the Accrued Amounts up to the Termination Date. For purposes of this Agreement, “Disability” means a condition entitling Executive to benefits under Company’s long-term disability plan, policy, or arrangement; provided, however, that if no such plan, policy, or arrangement is then maintained by Company and applicable to Executive, “Disability” will mean Executive’s inability to perform Executive’s duties to Company due to a physical or mental condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 90 days or more, or for 120 days in any 180 consecutive day period, as determined by an independent physician reasonably satisfactory to Executive and Company whose fees shall be paid by Company. Termination as a result of a Disability will not be construed as a termination by Company “without Cause.”
3.6Release; Timing of Payment.

(a)Company shall not be obligated to make any severance payment to Executive under Section 3.3 or 3.4 of this Agreement until Executive has timely delivered to Company a separation agreement, which will include a release of all claims against Company and a non-disparagement clause in favor of Company, in form and substance satisfactory to Company (“Release”), no later than forty-five (45) days following the Termination Date.

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(b)The base salary and COBRA continuation severance payable pursuant to Sections 3.3 and 3.4 above shall be paid in substantially equal installments in accordance with Company’s payroll practices over the Severance Period; the Incentive Bonus severance described in Section 3.3(b)(2) above shall be paid in a single lump sum on the date Incentive Bonus payments are paid to employees generally; the Incentive Bonus severance described in Section 3.4(b)(2) above shall be payable in a single lump sum commencing within the sixty (60) days immediately following the Termination Date; and any equity awards will be payable in accordance with the Equity Plan, as applicable. Notwithstanding the foregoing, no amounts will be paid pursuant to this Agreement unless and until the Release has become effective and irrevocable under all applicable law; provided, that if the period from the Termination Date until the date of payment can encompass two consecutive calendar years, payment will not be made until the later calendar year.  The first payment after the Release has become effective shall include all amounts that would have been paid following the Termination Date had the Release been effective as of the Termination Date but which were not yet paid.

3.7Violation of Restrictive Covenant Agreement. Notwithstanding anything herein to the contrary, Executive’s violation of the Restrictive Covenant Agreement at any point during the Severance Period shall result in forfeiture of all unpaid amounts set forth in Sections 3.3 and 3.4 above, Company shall be under no further obligation to make any further payment to Executive, and Executive will be required to repay to Company the gross amount of any payments made pursuant to this Agreement within thirty (30) days of the demand by Company.
3.8No Mitigation. Executive shall not be obligated to seek other employment or take other action to mitigate the amounts payable to Executive hereunder.
3.9No Additional Severance. Executive acknowledges and agrees that the severance described in this Section 3 shall be in lieu of any other severance payments or benefits to which Executive may be eligible or entitled to receive under any other severance plan or arrangement of Company or its affiliates.
3.10Clawback. Notwithstanding anything herein to the contrary, any amounts payable pursuant to Section 3.3 or 3.4 above remain subject to Company’s clawback policy. By entering into this Agreement, Executive acknowledges and agrees that Executive is subject to any clawback and recoupment policies that may be applicable to Executive as an employee of Company, as in effect (or as may be amended) from time to time.
4.Restrictive Covenant Agreement. Executive acknowledges and agrees to abide by the terms of the Restrictive Covenant and Invention Assignment Agreement, as may be amended from time to time, in form and substance acceptable to Company, and/or any other restrictive covenant agreement in the form and substance determined in the discretion of Company (the “Restrictive Covenant Agreement”). Executive acknowledges that the Restrictive Covenant Agreement shall continue to remain in full-force and effect in accordance with its terms following cessation of Executive’s employment with Company for any reason. If Executive does not execute the Restrictive Covenant Agreement on or before the fifth (5th) calendar day following the Effective Date, or does not have a prior Restrictive Covenant Agreement already in effect as of the Effective

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Date, this Agreement shall be deemed null and void from the outset and Company shall have no obligations hereunder.
5.Arbitration.
5.1Executive and Company agree and stipulate that any claims, disputes, and demands which may arise out of Executive’s employment with Company, Executive’s termination of employment, the interpretation or application of any term, provision, and/or language in this Agreement, and/or disputes, controversies or claims between Executive and Company, regardless of whether said claims, disputes, or demands are based on contract law, common law, federal or state statutes, federal or state constitutional provisions, or otherwise, shall first be submitted to mediation administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Medication Procedures, before resorting to arbitration. Thereafter, any unresolved claim, dispute, or demand shall be submitted to final and binding arbitration pursuant to the Federal Arbitration Act (“Act”) in accordance with the Employment Arbitration Rules (or successor rules) of the AAA and Federal Rule of Civil Procedure 68; provided, however, that nothing in this Section shall preclude either party from seeking or obtaining judicial enforcement of the Restrictive Covenant Agreement, through injunctive or equitable relief without arbitration as provided in the Restrictive Covenant Agreement. The FAA applies to this Agreement because Company’s business involves interstate commerce. Specifically, Company’s business affects interstate commerce because Company operates facilities in various states outside of Pennsylvania; it purchases goods and services and other products from vendors who are located outside of Pennsylvania; it ships goods and other products and provides services to persons and entities in various states outside of Pennsylvania; and/or it promotes its business in various states.
5.2The arbitration shall be conducted before a single arbitrator who is licensed to practice law in the Commonwealth of Pennsylvania and familiar with employment disputes.  The parties may select an arbitrator for their dispute by agreement.  If the parties cannot agree upon an arbitrator within thirty (30) days from either party’s request for arbitration, either party may request a list of proposed arbitrators from AAA.  AAA will guide the parties through the selection of a neutral arbitrator in accordance with its Rules and will provide the parties at least two complete panels from which a selection may be made.  The arbitration shall be scheduled within one hundred eighty (180) days after the arbitrator has been selected with the hearing to take place in Chester County, Pennsylvania, and the arbitrator shall issue a written decision within thirty (30) days after the close of the hearing, unless otherwise agreed by the parties.
5.3The parties shall have the right to file dispositive motions and post-hearing briefs.  The arbitrator’s authority and jurisdiction shall be limited to determining the matter in dispute consistent with controlling law and this Agreement.  Except as otherwise provided herein, the arbitrator shall apply, and shall not deviate from, the substantive law of the state in which the claim(s) arose and/or federal law, as applicable.  The arbitrator shall have the same authority to order remedies (e.g., emotional distress damages, punitive damages, equitable relief, etc.) as would a court of competent jurisdiction.  The arbitrator shall not have the authority to hear disputes not recognized by existing law and shall dismiss such claims upon motion by either party in accordance with the summary judgment standards of the applicable jurisdiction.  Similarly, the arbitrator shall not have the authority to order any remedy that a

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court would not be authorized to order.  The arbitrator shall render a written award setting forth the arbitrator’s findings of fact and conclusions of law within 30 days after the close of the hearing, unless otherwise agreed by the parties.  The arbitrator, and not any federal, state, or local court, shall have exclusive authority to resolve any dispute relating to the formation, enforceability, applicability, or interpretation of this Agreement, including without limitation any claim that this Agreement is void or voidable.  Thus, the parties voluntarily waive the right to have a court determine the enforceability of this Agreement.
5.4Any party hereto who refuses or fails to proceed to arbitration of a dispute covered by this Agreement, after having received a written request from the other party that it/he do so, will be liable to the party requesting arbitration for all attorney fees, costs, and litigation expenses incurred in compelling arbitration.
5.5The parties acknowledge that because of their relative positions, knowledge and sophistication, they are capable of, and voluntarily consent to, an equal division of the arbitrator compensation and administrative fees incurred in connection with any arbitration conducted under this Section, so long as such an order would be consistent with the AAA’s employment arbitration rules and mediation procedures.  Each party shall be solely responsible for payment of its own attorney’s fees, if any, relating to the arbitration, unless otherwise required by statute or contract.
6.Successors.  This Agreement shall be binding upon any successor of Company and any successor shall be deemed substituted for Company under the terms of this Agreement. As used in this Agreement, the term “successor” shall include any person, firm, corporation, or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of Company. Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of Company to assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Company shall be permitted to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its successors and assigns.
7.Entire Agreement.  This Agreement supersedes any and all prior or contemporaneous understandings, expectations, statements, representations, negotiations, promises, and agreements (regardless of whether written or oral, expressed or implied) between Company and Executive relating to the subject matter hereof, other than the Restrictive Covenant Agreement and except as provided herein.  This Agreement, and the Restrictive Covenant Agreement, incorporate and constitute the full, entire, and complete agreement between Company and Executive with respect to the subject matter hereof and no other agreements, expectations, understandings, representations, and/or promises between the parties and/or their representatives shall be considered valid or effective unless expressly stated herein.  Executive shall remain subject to clawback policy of Company, as well as the personnel policies and procedures of Company to the extent that such policies and procedures are not inconsistent with the terms and provisions of this Agreement.
8. 409A Savings Clause.  All amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Code Section 409A, specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas.

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Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions.  Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Code Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Code Section 409A to the maximum extent possible.   Any reference in this Agreement to a termination of employment means a “separation from service” as defined in Code Section 409A and the applicable guidance issued thereunder. All rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Code Section 409A. If payment of any amount subject to Code Section 409A is triggered by a separation from service that occurs while the Executive is a “specified employee” (as defined by Code Section 409A) with the Company, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid on the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death.

Notwithstanding anything in this Agreement to the contrary, in no event shall Company commence payment or distribution to Executive of any amount that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A, earlier than the earliest permissible date under Code Section 409A that such amount could be paid or distributed without the imposition of additional taxes, interest, or penalties under Code Section 409A. If any payments or distributions are delayed pursuant to the immediately preceding sentence, Company will accrue such amounts without interest during such period as the payment or distribution may be required to be deferred under Code Section 409A, and will become payable and be paid by Company in a lump-sum payment on the first business day that such amount could be paid or distributed without additional taxes, interest, or penalties being imposed under Code Section 409A.

9.Section 280G.
9.1In the event that part or all of the payments or benefits to be paid or provided to the Executive under this Agreement together with the aggregate present value of payments, consideration, compensation, and benefits under all other plans, arrangements, and agreements applicable to the Executive (“Total Payments”) will be subject to an excise tax under the provisions of Code Section 4999 (“Excise Tax”), the Total Payments shall be reduced so that the maximum amount of the Total Payments (after reduction) will be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the Total Payments received by the Executive without application of such reduction. If applicable, the particular payments that are to be reduced shall be subject to the mutual agreement of the Executive and the Company, with a view to maximizing the value of the payments to the Executive that are not reduced.

9.2For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) all of the Total Payments shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2), unless in the opinion of tax counsel (the “Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Change

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in Control, the Company’s independent auditor, such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Code Section 280G(b)(4)(A), (b) all “excess parachute payments” within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the base amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (c) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles set forth in Code Section 280G(d)(3) and (d)(4). Prior to the payment date set forth in Section 3.4 of this Agreement, Company shall provide the Executive with its calculation of the amounts referred to in this Section 9.2 and such supporting materials as are reasonably necessary for the Executive to evaluate Company’s calculations. If the Executive disputes Company’s calculations (in whole or in part), the reasonable opinion of Tax Counsel with respect to the matter in dispute shall prevail.

10.Taxes, Penalties, and Fees.  It is the sole obligation of Executive, or Executive’s estate or beneficiary, to remain aware of and to pay any and all taxes, fees, or penalties (including any excise taxes) due now or in the future on benefits received under this Agreement, whether or not Executive or Executive’s beneficiary has received cash from Company at the time the taxes, fees, or penalties become due.  Executive acknowledges that tax requirements may change during the term of this Agreement and that it is Executive’s (or Executive’s estate’s or beneficiary’s) obligation to remain aware of these changes and to fulfill these obligations. Any amounts payable (or transfers of property) pursuant to this Agreement will be subject to federal, state, and local tax withholding to the extent required by applicable law.
11.Amendment. No change, amendment, alteration, deletion, addition, supplementation, clarification, or modification to this Agreement or any of its terms shall be valid or of any effect unless, and only if, it is reduced to writing as a formal and specific amendment to this Agreement and is signed by Executive and Company.  Notwithstanding the foregoing, no amendment to this Agreement may accelerate any amount payable to Executive unless the amendment and acceleration are allowable by Code Section 409A, or the amounts payable are not subject to Code Section 409A. Further notwithstanding the foregoing, no payment to Executive shall occur upon termination of this Agreement unless the requirements of Code Section 409A have been met, to the extent applicable. Company and Executive agree to execute any and all amendments to this Agreement as they mutually agree may be necessary or appropriate to ensure compliance with the distribution provisions of Code Section 409A or as otherwise needed to ensure that this Agreement complies with, or remains exempt from, Code Section 409A.
12.Severability.  The invalidity or unenforceability of a particular provision of this Agreement shall not affect the enforceability of any other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
13.Waiver.  The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof or of any other right herein.

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14.Notices.  Any notice to be given under this Agreement by either party to the other may be effective either by personal delivery in writing or by mail, certified mail, postage prepaid with return receipt requested.  Mailed notices shall be addressed to Executive’s current residence or to Company’s principal business address.  Notices delivered personally shall be deemed communicated as of the actual receipt thereof, and mailed notices shall be deemed communicated and received three (3) days after the mailing of same.
15.Applicable Law; Venue.  This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania, and all actions brought to enforce or interpret this Agreement shall be in the courts applicable to Chester County, Pennsylvania.
16.Construction of Agreement.  The terms, provisions, and conditions of this Agreement represent the results of negotiations between and among the parties hereto, each of which has had the opportunity to be represented by counsel of its own choosing, and neither of which has acted under duress or coercion whether legal, economic or otherwise.  Accordingly, the terms, provisions, and conditions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings.
17.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
18.Consultation with Attorney. Executive acknowledges and agrees that Executive has been afforded the opportunity to review this Agreement with Executive’s legal counsel prior to execution hereof.

(Signature page follows)

IN WITNESS WHEREOF, the parties have hereto set their hand to this Agreement as set out below.

Executive: Signature: /s/ Dan Reuvers Name: Dan Reuvers Date: March 12, 2026	Neuronetics, Inc. Signature: /s/ Andrew Macan Name: Andrew Macan Title: EVP Date: March 12, 2026

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